Registration Nos. 333-100771
333-100772
333-215999
333-175304

As filed with the Securities and Exchange Commission on March 2, 2018

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:
Form S-8 Registration Statement No. 333-100771
Form S-8 Registration Statement No. 333-100772
Form S-8 Registration Statement No. 333-215999

POST-EFFECTIVE AMENDMENT NO. 2 TO:
Form S-8 Registration Statement No. 333-175304

UNDER
THE SECURITIES ACT OF 1933

MODINE MANUFACTURING COMPANY
(Exact Name of Registrant as Specified in its Charter)

Wisconsin	39-0482000
(State of Incorporation)	(I.R.S. Employer Identification No.)

1500 DeKoven Avenue
Racine, Wisconsin	53403
(Address of Principal Executive Offices)	(Zip Code)

____________________________________

Modine 401(k) Retirement Plan for Hourly Employees
Modine 401(k) Retirement Plan for Salaried Employees
____________________________________
Sylvia A. Stein
Vice President, General Counsel and Corporate Secretary
Modine Manufacturing Company
1500 DeKoven Avenue
Racine, Wisconsin 53403
(262) 636-1200

(Name, address and telephone number, including area code, of agent for service)
With copies to:
Kenneth A. Hoogstra
von Briesen & Roper, s.c.
411 East Wisconsin Ave.
Suite 1000
Milwaukee, Wisconsin 53202
(414) 287-1376

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐

(Do not check if a smaller reporting company)

This Post-Effective Amendment No. 1 on Form S-8 to Registration Statement Nos. 333-100771, 333-100772, and 333-215999, and Post-Effective Amendment No. 2 on Form S-8 to Registration Statement No. 333-175304 (collectively, the “Post Effective Amendments”), shall become effective automatically upon the date of filing in accordance with Rule 464 under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

Modine Manufacturing Company, a Wisconsin corporation (the “Company”), is filing these Post-Effective Amendments to the registration statements described below (each a “Registration Statement,” and together, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “Commission”) to deregister all shares of common stock, par value $0.625 per share (the “Common Stock”) that had been registered for issuance under the Registration Statements and that remain unsold thereunder. Effective December 29, 2017, participants in the Company’s 401(k) plans to which the Registration Statements relate are no longer able to make new investments in Common Stock through the unitized stock funds in such plans.

1)
Registration Statement on Form S-8 (No. 333-100771), which was filed with the SEC on October 28, 2002 to register for offer or sale 328,260 shares (including 5,000 new shares in addition to 323,260 unissued shares carried forward from previous registration statements on Form S-8 filed October 20, 2000, Registration No. 333-48290 and Registration No. 333-48298) of Common Stock and an indeterminate amount of interests pursuant to the Modine 401(k) Retirement Plan for Hourly Employees (f/k/a the Modine 401(k) Retirement Plan for Hourly Non-Union Employees);

2)
Registration Statement on Form S-8 (No. 333-100772), which was filed with the SEC on October 28, 2002 to register for offer or sale 263,865 shares (including 5,000 new shares in addition to 258,865 unissued shares carried forward from a previous registration statement on Form S-8 filed October 20, 2000, Registration No. 333-48292) of Common Stock and an indeterminate amount of interests pursuant to the Modine 401(k) Retirement Plan for Salaried Employees;

3)
Registration Statement on Form S-8 (No. 333-215999), which was filed with the SEC on February 10, 2017 to register for offer or sale 250,000 shares of Common Stock and an indeterminate amount of interests pursuant to the Modine 401(k) Retirement Plan for Salaried Employees; and

4)
Registration Statement on Form S-8 (No. 333-175304), which was filed with the SEC on July 1, 2011, as amended by Post-Effective Amendment No. 1 on Form S-8 (No. 333-175304), which was filed with the SEC on May 30, 2014, to register for offer or sale 1,000,000 shares of Common Stock and an indeterminate amount of interests pursuant to the Modine 401(k) Retirement Plan for Salaried Employees and the Modine 401(k) Retirement Plan for Hourly Employees.

Pursuant to the undertakings contained in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered that remain unissued at the termination of the offerings, the Company is filing these Post-Effective Amendments to the Registration Statements to deregister, and does hereby remove from registration, all remaining shares of Common Stock and all participation interests that had been registered under the Registration Statements that remain unissued as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to Form S-8 Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Racine, State of Wisconsin, on March 2, 2018.

MODINE MANUFACTURING COMPANY

By:	/s/ Thomas A. Burke
Thomas A. Burke
President and Chief Executive Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.